Exhibit 10.1

RMR Mortgage Trust

Summary of Trustee Compensation

The following is a summary of the currently effective compensation of the Trustees of RMR Mortgage Trust (the “Company”) for services as Trustees, which is subject to modification at any time by the Board of Trustees (the “Board”) or the Compensation Committee of the Board, as applicable:

•	Each Independent Trustee receives an annual fee of $30,000 for services as a Trustee. The annual fee for any new Independent Trustee is prorated for the initial year.

•	Each Independent Trustee who serves as a committee chair of the Board’s Audit Committee, Compensation Committee or Nominating and Governance Committee receives an additional annual fee of $7,500, $5,000 and $5,000, respectively. The committee chair fee for any new committee chair is prorated for the initial year.

•	The Company generally reimburses all Trustees for travel expenses incurred in connection with their duties as Trustees and for out of pocket costs incurred in connection with their attending certain continuing education programs.